EXHIBIT 23.5
[Ryder Scott Company Letterhead]

CONSENT OF RYDER SCOTT COMPANY, L.P.

We hereby consent to the incorporation by reference in this Registration Statement of Harken Energy Corporation (the “Company”) and to references to this firm of the Company’s estimated proved reserves in this Registration Statement.

Houston, Texas	By:	/s/ Ryder Scott Company, L.P.
August 19, 2005		RYDER SCOTT COMPANY, L.P.
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